FOR IMMEDIATE RELEASE

LRAD CORPORATION TO REPORT OVER

$3 MILLION IN FISCAL Q3 2010 REVENUES

Company Anticipates Strong Fiscal Q4 to Result in

Record Revenue Growth and First Profitable Fiscal Year

SAN DIEGO, CA, July 8, 2010 - LRAD Corporation (NASDAQ: LRAD), the global leader in acoustic hailing devices (AHDs), announced today that it expects to report fiscal Q3 2010 revenues of over $3.0 million and nine-month fiscal year revenues of over $12.0 million for the period ended June 30, 2010. Due to orders received late in fiscal Q3 and orders expected this quarter, the Company anticipates a strong fiscal Q4 and reporting on a fiscal basis its fourth consecutive year of record LRAD® revenues, its third consecutive year of record Company revenues, and its first profitable year for the period ending September 30, 2010.

"Fiscal Q3 was representative of what we've addressed previously in that our quarters are uneven due to long selling cycles, the infancy of the AHD market, and the timing of when orders are received," remarked Tom Brown, president and CEO of LRAD Corporation. "Based on orders booked in the quarter, we finished strong by receiving and reporting over $3.2 million of LRAD systems and services orders in the last two weeks of fiscal Q3. The majority of these orders carry over into fiscal Q4 2010 and fiscal year 2011."

Brown added, "In spite of a general slowdown in global defense-related spending due to uncertain economic conditions, we anticipate a strong fiscal Q4, reporting our first profitable fiscal year, and the continued expansion of our domestic and international LRAD business in fiscal 2011."

About LRAD Corporation

LRAD Corporation's Long Range Acoustic Device® (LRAD®) directional sound systems are being used around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, and wildlife preservation and control. For more information about LRAD Corporation and its long-range directional sound systems, please visit the company's web site at www.lradx.com.

Forward-looking Statements: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2009. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

FOR FURTHER INFORMATION CONTACT:

Robert Putnam

Investor Relations

(858) 676-0519

robert@lradx.com